UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current report pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2006

WJ COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-31337

Delaware	94-1402710
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 River Oaks Parkway, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 577-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02            Results of Operations and Financial Condition.

On November 2, 2006, WJ Communications, Inc. (the “Company”) issued a press release announcing its third quarter of 2006 financial results. A copy of the press release is attached hereto as Exhibit 99.1 and is being furnished, not filed, under Item 2.02 of this Report on Form 8-K.

Item 2.05            Costs Associated with Exit or Disposal Activities.

On October 30, 2006, the Company’s Board of Directors committed the Company to a restructuring plan to close and exit the Company’s Milpitas fabrication facility during the first quarter of 2007. The Milpitas fab currently produces some of the Company’s gallium arsenide semiconductor products and has substantial excess capacity. The Company’s lease of the fab expires November 14, 2006 and in accordance with the terms of the lease the Company plans to hold over (lease converts to a month to month lease) until the closure is complete.

The Company recently formed a strategic foundry relationship with Global Communication Semiconductors, Inc. (“GCS”) to second-source the manufacturing of its GaAs and InGaP HBT wafers and GCS will become the sole source for these products after closing of the fab. The Company plans to produce additional wafer inventory to be used as a buffer in the event of delayed qualifications from customers or ramp-up issues with GCS.

The total amount of costs expected to be incurred are estimated at $1,506,000 which consists of $376,000 for employee retention and termination costs, $480,000 for demobilization costs, $250,000 for rent, utilities and insurance related costs during the demobilization period and $400,000 related to impaired assets. The Company also anticipates selling a portion of the equipment it owns at the fab and expects to recognize a gain at the time of the sale.

A copy of the press release announcing the commitment to a restructuring plan for closure of the Company’s Milpitas fab is attached hereto as Exhibit 99.1 which portion of the press release is incorporated herein by reference.

Item 4.02          Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 2, 2006 management concluded, after discussions with the Audit Committee of the Company’s Board of Directors, that the Company should restate the Company’s previously filed financial statements for the quarterly periods ended April 2, 2006 and July 2, 2006 in order to record an accrual during such periods for certain compensation earned under employment agreements, including executive officers, as well as compensation expense related to a market condition included in restricted stock previous granted to the Chief Executive Officer.

Accordingly, such financial statements  previously filed by the Company in its quarterly reports on Form 10-Q for the periods ended April 2, 2006 and July 2, 2006 should no longer be relied upon. The errors were discovered during the preparation of the Company’s financial statements for the quarterly period ended October 1, 2006. This conclusion and the matters set forth herein have been discussed with Deloitte & Touche LLP, the Company’s independent registered public accountants.

The Company will be filing amended Form 10-Q quarterly reports as soon as practical, to include the restated financial statements.  The Company expects the restatements to increase the Company’s net loss by $243,000 for the three months ended April 2, 2006 and by $219,000 for the three months ended July 2, 2006. The current liabilities on the balance sheet as of April 2, 2006 will increase by $222,000 and $420,000 as of July 2, 2006.  The restatement will not change the earnings per share previously reported by the Company.

Management has concluded that the errors are a result of a material weakness in the Company's internal controls over financial reporting and is currently assessing the impact and actions necessary to remediate such material weakness.

A copy of the press release announcing the decision to restate certain prior financial statements to correct errors is attached hereto as Exhibit 99.1 which portion of the press release is incorporated herein by reference.

Item 8.01            Other Events.

Commencing with the Company’s annual report on Form 10-K for fiscal year 2006, it will no longer be deemed an accelerated filer because the Company’s public float was below the required threshold as of the last business day of it’s most recently completed second fiscal quarter. As a result of becoming a non-accelerated filer, the Company is permitted to elect to suspend its Sarbanes Oxley (SOX) section 404 obligations to provide a management’s report on internal control over financial reporting and related auditor attestation report until the annual report on Form 10-K for fiscal year 2007.  The Company has elected to suspend SOX 404 obligations which election was approved by the audit committee. During the period the Company is permitted to suspend SOX 404 obligations, the Company estimates that such election will save the Company approximately $175,000 annually in external SOX 404 related costs.

A copy of the press release announcing the election is attached hereto as Exhibit 99.1 which portion of the press release is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                           Press Release dated November 2, 2006 announcing the Company’s third quarter  of 2006 financial results, restatement of certain prior financial statements to correct certain errors, commitment to restructuring plan for closure of  Milpitas fab and non-accelerated filer status.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934,  the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WJ COMMUNICATIONS, INC.

By:	/s/ R. Gregory Miller
R. Gregory Miller
Chief Financial Officer

Dated:  November 2, 2006.